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                                                                    Exhibit 10.1


                          NEW YORK MERCANTILE EXCHANGE

                      MEMBERS RETENTION AND RETIREMENT PLAN
               (Amended and Restated Effective December 31, 1997)

Section 1. Purpose

      This Retention and Retirement Plan (the "Plan"), as amended and restated, is hereby adopted by the New York Mercantile Exchange ("NYMEX"). The purpose of the Plan is to promote continuity and stability among the membership of NYMEX, and to thereby increase the economic activity of NYMEX, by rewarding members of NYMEX for long-term and continuous membership.

Section 2. Participants

      a) Any member of record of NYMEX, except a commercial associate member, whether the member owns, leases or holds pursuant to an ABC financing agreement his or her Membership, shall be a Participant in the Plan. For purposes hereof a "Membership" shall mean any one of the authorized and outstanding 816 memberships in NYMEX as of July 1, 1988 and as thereafter may from time to time have been, or be, transferred.

      b) Each Qualified Participant is entitled to only one benefit under the Plan, regardless of the number of Memberships such Participant owns, leases or holds pursuant to an ABC financing agreement.

      c) Benefits under the Plan shall be payable only to a Qualified Participant or, in the event of such Participant's death, to his or her Beneficiary (as defined below).


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Section 3. Benefits

      a) Subject to the limitations provided in Section 5 and 8 hereof, commencing with the later of:

      (1) the first business day of the first calendar quarter after a Participant attains the age of fifty nine and one-half (59 1/2) years,

      (2) the first business day of the first calendar quarter after a Participant completes fifteen (15) years of Continuous Service (as defined below), or

      (3) the first business day of the calendar quarter which commences July 1, 1995 and continuing for an additional thirty-nine (39) consecutive calendar quarters thereafter;

each Qualified Participant (as defined below in subsection(b)) regardless of whether he or she is then a member, shall be entitled to receive the Benefit (as defined below) on the first business day of each such calendar quarter (a "Payment Date"). The Benefit for each Qualified Participant shall be the Indexed Benefit (as defined below) determined as of the individual's first Payment Date (as determined under clause (1), (2) or (3) above). The Indexed Benefit shall be six thousand two hundred fifty dollars ($6,250), increased by 3% annually each July 1 beginning July 1, 1996; the Indexed Benefit for each Qualified Participant shall be fixed at the amount as of the first Payment Date.

      b) For purposes hereof, a "Qualified Participant" shall mean a Participant who has completed fifteen (15) or more years of Continuous Service (as defined below).

      c) For purposes hereof, "Continuous Service" with respect to each Participant shall mean the period commencing on the date such Participant became or becomes a member of NYMEX and during which such Participant's Membership in NYMEX was not or is not


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interrupted by a cumulative total of more than three hundred sixty-five (365)
days, regardless of whether such Membership was owned, leased or held in one or more of such capacities, or was for or on behalf of the same firm or entity during such period; provided, however, that (i) interruptions in membership occurring prior to July 1, 1988 shall not count against the 365-day cumulative interruption allowance; (ii) any allowable interruption of Membership shall not count toward Continuous Service; and (iii) any period of time during which a member is suspended from membership shall be deemed an interruption of Membership. For purposes of the Plan a maximum of ten (10) years of membership prior to July 1, 1988 may be credited toward Continuous Service; except that, in the case of a member who died during the period May 1, 1990 to June 30, 1993, up to thirteen (13) years and two (2) months of Membership prior to July 1, 1988 may be credited toward Continuous Service.

Section 4. Payment of Benefits in the Event of Death

      In the event of a Qualified Participant's death prior to receiving in full any or all of his or her Benefit as provided in Section 3 hereof, the unpaid portion thereof shall not lapse, but rather the present value of such unpaid portion shall be payable in a lump sum to such beneficiary, or beneficiaries (and in such case in such proportions), as may be designated by such Qualified Participant in writing to the Board of Directors of NYMEX (the "Board") or if no beneficiary is designated, to the Qualified Participant's estate (the "Beneficiary"). Notwithstanding anything to the contrary contained in Section 3(a) hereof, such lump sum payment shall be made on the first business day of the second calendar quarter (a "Beneficiary Payment Date") after the Board receives notice of the Participant's death from the Beneficiary or the Qualified Participant's personal representative. In calculating the aforesaid present value of the unpaid portion of a benefit, the Board in its sole discretion, and in good faith, shall determine


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the applicable interest rate to be used in making its calculation, and such determination shall be conclusive and binding upon all parties.

Section 5. Limitations upon Payments of Benefits

      a) The Plan shall be unfunded for tax purposes. The payment of benefits under the Plan shall be made, as due and payable, from the general assets of NYMEX, subject to the following provisions of this Section 5 and Section 8 hereof. NYMEX may, in its sole and absolute discretion, establish one or more accounts, funds, trusts or reserves to reflect its commitments under the Plan. NYMEX shall establish a trust (the "Trust") in connection with the Plan, the Trust agreement for which shall initially be in the form attached hereto as Exhibit A, subject to changes that may be made by the Board which are consistent with the purposes of the Plan and the Trust. Upon establishment of the Trust or other segregated fund, NYMEX may require that benefits under the Plan be payable from the Trust or other fund established under the Plan to the extent possible before any claim for payment is made directly to NYMEX. Any assets held in such accounts, funds, trusts, or reserves (including without limitation, the Trust) shall be subject to the claims of creditors of NYMEX in the event of NYMEX's insolvency or upon such other circumstances provided in subsection (b) of this
Section 5 or in an applicable trust or other funding agreement. No Qualified Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of NYMEX other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by NYMEX to pay benefits to the extent, and subject to the limitations, provided for herein.

      b) No benefits under the Plan may be paid while NYMEX is insolvent or would thereby be made insolvent or rendered unable to carry on its corporate purposes, or when the fair value of NYMEX's assets remaining after such payment would be insufficient to meet its


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liabilities, within the meaning of sections 515 and 1410 of the New York
Not-for-Profit Corporation Law and as said sections may from time to time be hereafter amended.

      c) If on any Payment Date and/or Beneficiary Payment Date only a portion of the aggregate benefits due and payable to all Qualified Participants and Beneficiaries may be paid because of the provisions of subsection (b) above, the aggregate amount that may be paid on such date shall be apportioned among all such Qualified Participants and Beneficiaries in proportion to the amounts then otherwise payable to each of them. In the event that all or part of a benefit otherwise due and payable is not paid to a Qualified Participant or Beneficiary for the foregoing reason, the unpaid amount thereof shall cumulate and shall be added to the amount due and payable to such Qualified Participant or Beneficiary on the first business day of the next succeeding calendar quarter, subject to the provisions of subsection (b) above.

Section 6. Administration

      The Plan shall be administered by the Board or such other parties as it may designate. Actions taken by the Board, consistent with the Plan, pursuant to the powers granted to it shall be conclusive and binding upon NYMEX, Participants, Qualified Participants, Beneficiaries, and all members and associate members of NYMEX. Board members shall be indemnified and held harmless by NYMEX from and against any and all claims, proceedings, actions, damages, liabilities or expenses incurred by, or asserted against, or arising out of, or relating to, their actions under the Plan in their capacity as members of the Board, to the maximum extent provided by law and by the By-laws of NYMEX. In furtherance of such indemnification, NYMEX may purchase such insurance policies therefor as may be lawful under, and consistent with, the laws of the State of New York. The Board shall appoint an independent actuary to conduct an actuarial valuation each year to determine the funding status of the Plan and to report thereon to


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the Board. The actuary will also perform any required net present value calculations as may be required.

Section 7. Nonassignment of Rights

      No member of NYMEX, Participant, Qualified Participant, or Beneficiary may assign any of his or her rights under the Plan without the prior written consent thereto of the Board.

Section 8. Amendment and Termination

      a) The Board may at any time, amend or terminate this Plan, in whole or in part, upon the affirmative vote of three-fourths (3/4) of the entire Board, subject to the limitations provided in subsections (b), (c) and (d) of this
Section 8.

      b) If the Board amends the Plan by lengthening the Continuous Service requirement provided in Section 3(a)(2) hereof, then such amendment shall not apply to any Participant who at the time of the amendment has achieved the status of Qualified Participant.

      c) Subject to the limitations provided in Section 5 hereof, upon Termination (as defined below in subsection (d) of this Section 8) of the Plan, the assets of the Trust, if established, shall immediately by distributed as follows:

            (1) First, all Qualified Participants shall receive a lump sum payment in an amount equal to the net present value (calculated by using the applicable interest rate determined by the Board in its sole discretion, in good faith, and such determination shall be conclusive and binding upon all parties) of the benefits they would have received under Section 3 hereof had the Plan not terminated (and as though any and all actions or amendments resulting in such Termination


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            under subsection (d) of this Section 8 had not occurred), regardless of their current age. If the Trust does not contain assets sufficient for the payment of all such benefits to all Qualified Participants, then each Qualified Participant shall receive a pro-rata share of his benefit otherwise payable under this subsection (c)(1).

            (2) Second, if any assets remain in the Trust after distributions have been made pursuant to subsection (c)(1) of this Section 8, then all Participants who are members of NYMEX at the time of the Termination and have completed more than ten (10), but less than fifteen (15) years of Continuous Service, shall receive a lump sum payment in an amount equal to (i) the net present value (calculated as set forth in Section 8(c)(1)) of the benefits they would have received under Section 3 hereof had the Plan not terminated (and as though any and all actions or amendments resulting in such Termination under subsection (d) of this Section 8 had not occurred) multiplied by (ii) their whole number of years of Continuous Service divided by fifteen (15), regardless of their current age. If the Trust does not contain assets sufficient for the payment of such benefits to all Participants, then each Participant shall receive a pro-rata share of this benefit otherwise payable under this subsection (c)(2).

            (3) Third, if any assets remain in the Trust after all distributions have been made pursuant to subsections (c)(1) and (c)(2) of this
            Section 8, then all such assets shall revert to NYMEX.

After all the assets of the Trust have been distributed pursuant to subsections
(c)(1) and (c)(2) of this Section 8, all of the obligations of NYMEX under the Plan shall be extinguished.

      d) Termination of the Plan shall include any action of the Board that has the effect of


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stopping accumulation of years of service for the Continuous Service requirement, of reducing or eliminating the amount payable upon meeting the Continuous Service requirement, or of discontinuing active payments under the Plan, but shall also include any action or amendment that has the following effects:

      (1)   Reduction of the Continuous Service requirement of Section 3(a)(2).

      (2) Failure by NYMEX to contribute (taking into account clause (A) and (B), below) to the Trust for each Plan year the lesser of:

                  (i)   two million dollars ($2,000,000); or

                  (ii) an amount calculated at the beginning of the year that would cause the Trust to be fully funded (as described below) as of that date,

            for three years, regardless of whether such Plan years are consecutive. For this purpose, the following shall also be considered contributions to the Trust for a Plan year:

                  (A) benefit payments made during the Plan year by NYMEX directly to participants; and

                  (B) contributions made in a subsequent Plan year that exceed two million dollars ($2,000,000) and are designated by the Board to cover a previous Plan year's shortfall.

Notwithstanding the above, if at the beginning of any Plan year the Trust is fully funded (as described below) as of that date, the Plan will not terminate, under subsection (d)(2), unless NYMEX fails to contribute the minimum contribution required by this subsection (d)(2) for an additional three years, regardless of whether such years are consecutive. The Trust is fully


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funded when the assets of the Trust are sufficient to make the payments described in (c)(1) and (c)(2) of this section, without having to prorate, based upon an annual independent actuarial review which NYMEX shall cause to be conducted.

      (3) Amendment by the Board of subsections (b), (c) and (d) of this section.

Section 9. Compliance with Law

      NYMEX will act in accordance with all federal, state and local laws with respect to the Plan.

Section 10. Governing Law

      The Plan shall be governed by and constructed and interpreted under and in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

Section 11. Authorization of The Plan

      The Plan shall become effective upon the approval thereof by the affirmative vote of a majority of the Board of Directors of NYMEX, and thereafter upon the affirmative vote of a majority of the members of NYMEX present in person or by proxy at a meeting duly called and held for that purpose.


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IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the
Board of Directors of NYMEX, the undersigned officer being duly authorized has signed this amendment this 31st day of December, 1997.


                                         NEW YORK MERCANTILE EXCHANGE


                                         By: /s/ R. Patrick Thompson
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ATTEST:                                  R. Patrick Thompson
                                         President

By: /s/ [ILLEGIBLE]
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